Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On November 28, 2018 (the “Closing Date”), CVS Health Corporation, a Delaware corporation (“CVS Health”), completed its acquisition of Aetna Inc., a Pennsylvania corporation (“Aetna”).  Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2017, among CVS Health, Hudson Merger Sub Corp., a Pennsylvania corporation and a wholly-owned subsidiary of CVS Health (“Merger Sub”), and Aetna, Merger Sub merged with and into Aetna, with Aetna continuing as the surviving corporation (the “Merger”).  As a result of the Merger, Aetna became a wholly-owned indirect subsidiary of CVS Health.

The following unaudited pro forma condensed combined statement of operations is presented to illustrate the effects of the Merger based on the historical financial statements and accounting records of CVS Health and Aetna after giving effect to the Merger and the Merger-related pro forma adjustments as described in the notes included below.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 combines the audited consolidated statements of operations of CVS Health for the year ended December 31, 2018 and the unaudited consolidated statements of operations for Aetna for the period from January 1, 2018 until the Closing Date, giving effect to the Merger as if it had occurred on January 1, 2018, the first day of CVS Health’s fiscal year ended December 31, 2018.

The historical consolidated statements of operations have been adjusted in the unaudited pro forma condensed combined statement of operations to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) are expected to have a continuing impact on the combined company’s results.  The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes. In addition, the unaudited pro forma condensed combined statement of operations should be read in conjunction with (i) the separate audited historical consolidated financial statements of CVS Health as of and for the year ended December 31, 2018, and the related notes included in Exhibit 99.2 of CVS Health’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 8, 2019 and (ii) Aetna’s historical consolidated financial statements and accompanying notes, which have been included as Exhibit 99.2 of CVS Health’s Current Report on Form 8-K filed with the SEC on February 4, 2019.

The unaudited pro forma condensed combined statement of operations has been prepared by CVS Health using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.  CVS Health has been treated as the acquirer in the Merger for accounting purposes.

The assets acquired and liabilities assumed by CVS Health in the Merger have been measured at their respective estimated fair values as of the Closing Date and have been included in CVS Health’s consolidated balance sheet at December 31, 2018 and in subsequent periods. Differences between these estimates of fair value and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined statement of operations and CVS Health’s future results of operations and financial position. CVS Health will finalize the acquisition accounting (including the necessary valuation and other studies) as soon as practicable within the required measurement period, but in no event later than one year following completion of the Merger.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined statement of operations prepared in accordance with the rules and regulations of the SEC.

The unaudited pro forma condensed combined statement of operations has been presented for informational purposes only and does not purport to represent the actual results of operations that CVS Health and Aetna would have achieved had the companies been combined during the periods presented and is not intended to project the future results of operations that the combined company may achieve after the Merger.  The unaudited pro forma condensed combined statement of operations does not reflect any potential cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.  Material intercompany transactions between CVS Health and Aetna during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (see Note 3. Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2018

			Pro Forma
	Historical		Adjustments		Pro Forma
	CVS Health	Aetna*	(Note 3)		Combined
	(in millions, except per common share data)
Revenues:
Products	$183,910	$1,566	$(6,418)	(a)	$179,058
Premiums	8,184	48,084	—		56,268
Services	1,825	5,872	(429)	(b)	7,268
Net investment income	660	680	(702)	(c)	638
Total revenues	194,579	56,202	(7,549)		243,232
Operating costs:
Cost of products sold	156,447	1,412	(5,325)	(a)	152,534
Benefit costs	6,594	39,452	(985)	(a)	45,061
Goodwill impairments	6,149	—	—		6,149
Operating expenses	21,368	10,885	553	(d)	32,806
Total operating costs	190,558	51,749	(5,757)		236,550
Operating income	4,021	4,453	(1,792)		6,682
Interest expense	2,619	315	311	(e)	3,245
Other expense (income)	(4)	(122)	(58)	(f)	(184)
Income from continuing operations before income tax provision	1,406	4,260	(2,045)		3,621
Income tax provision	2,002	1,001	(532)	(g)	2,471
Income (loss) from continuing operations	(596)	3,259	(1,513)		1,150
Income from continuing operations attributable to noncontrolling interests	2	—	—		2
Income (loss) from continuing operations attributable to CVS Health	$(594)	$3,259	$(1,513)		$1,152

Earnings (loss) per share from continuing operations attributable to CVS Health:
Basic	$(0.57)				$0.89	(i)
Diluted	$(0.57)				$0.88	(i)

Weighted average shares:
Basic	1,044				1,293	(h)
Diluted	1,044				1,300	(h)
*Historical Aetna results reflect only the period prior to the Merger (January 1, 2018 to November 27, 2018).

See the accompanying notes to the unaudited pro forma condensed combined statement of operations, which are an integral part of these statements. The pro forma adjustments shown above are explained in Note 3.Pro Forma Adjustments.

1.Description of Transaction

On December 3, 2017, CVS Health, Hudson Merger Sub Corp., a wholly-owned subsidiary of CVS Health and Aetna entered into the Merger Agreement. On November 28, 2018, CVS Health completed the acquisition of Aetna pursuant to the Merger Agreement, and Aetna became a wholly-owned subsidiary of CVS Health. At the completion of the Merger, each Aetna common share issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $145.00 in cash, without interest thereon (the “cash consideration”), and 0.8378 of a share of CVS Health common stock (the “share consideration,” which, together with the cash consideration, is collectively referred to as the “Merger

Consideration”). No fractional shares of CVS Health common stock were issued in the Merger, and Aetna’s former shareholders received cash in lieu of any fractional shares of CVS Health common stock.

Each outstanding Aetna equity award that was vested or that became vested pursuant to its terms as of the effective time of the Merger was converted into the right to receive the Merger Consideration or a payment in cash in an amount based on the value of the Merger Consideration (the “Equity Award Cash Consideration”) less any applicable exercise price (except for restricted stock units held by Aetna’s former non-employee directors, which were converted into the right to receive a payment in cash in an amount based on the closing trading price of Aetna common shares on the Closing Date). Each outstanding Aetna equity award that was not vested as of the effective time of the Merger or that was granted after the date of the Merger Agreement was cancelled and converted into a CVS Health equity award, subject to the same terms and conditions as applied to the corresponding Aetna equity award immediately prior to the effective time of the Merger (with the performance goals for performance-based awards deemed achieved at the higher of target or actual performance), except that the number of shares of CVS Health common stock subject to each converted CVS Health equity award equals the product of the number of Aetna common shares underlying each such award at the effective time of the Merger multiplied by the “Equity Award Exchange Ratio” of 2.729, which is the sum of 0.8378, plus the quotient of $145.00 divided by $76.686. The applicable exercise price of any converted Aetna equity award was also adjusted to take account of the Equity Award Exchange Ratio.

The fair value of the consideration transferred on the date of acquisition consisted of the following:

In millions
Cash	$48,089
Common stock (274.4 million shares) (1)	22,117
Fair value of replacement equity awards for pre-combination services (9.9 million shares) (2)	367
Effective settlement of pre-existing relationship (3)	(807)
Total consideration transferred	$69,766

(1)
The fair value of the Company’s common stock issued as consideration was calculated based on the 327.6 million Aetna common shares outstanding as of November 28, 2018 multiplied by (i) the merger agreement per share exchange ratio and (ii) the volume weighted average price of CVS Health common stock on November 28, 2018 of $80.59.

(2)
The fair value of the replacement equity awards issued by the Company was determined as of the Aetna Acquisition Date. The fair value of the awards attributed to pre-combination services of $367 million is included in the consideration transferred and the fair value of the awards attributed to post-combination services of $232 million has been, or will be, included in the Company’s post-combination financial statements as compensation costs.

(3)	The purchase price included $807 million of effectively settled liabilities the Company owed to Aetna from their pre-existing pharmacy services relationship.

The foregoing summary of the transactions contemplated by the Merger Agreement is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by CVS Health with the SEC on December 5, 2017.

2.Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared using the acquisition method of accounting and is based on the historical consolidated statements of operations of CVS Health and Aetna.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurement.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Merger is completed at the then-current market price.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, CVS Health may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect CVS Health’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Merger, primarily at their respective fair values and added to those of CVS Health. Financial statements and reported results of operations of CVS Health issued after completion of the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Aetna.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Total acquisition-related transaction costs incurred by CVS Health and Aetna are estimated to be $432 million. Certain acquisition-related transaction costs incurred in the year ended December 31, 2018 are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statement of operations for those same periods as a reduction in operating expenses because those net costs are not expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined statement of operations does not reflect any potential cost savings that may be realized as a result of the Merger. These cost savings opportunities are from administrative cost savings as well as reduced health care costs due to medical management. Although CVS Health projects that cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial information does not reflect any projected restructuring and integration-related costs associated with the achievement of projected annual cost savings. The annual cost savings are projected to be approximately $800 million in the second full year following completion of the Merger. The restructuring and integration-related costs will be expensed in the appropriate accounting periods after completion of the Merger as incurred.

3.Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction and Note 2. Basis of Presentation. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate pharmacy and clinical services revenue CVS Health earned from Aetna of $6.4 billion. The related costs eliminated and their financial statement line items are as follows:

(in millions)
Elimination of cost of products sold	$5,325
Elimination of benefit costs	985
Elimination of operating expenses	108
Total elimination	$6,418

(b)	To eliminate the recognition of revenue associated with the amortization of the deferred gain related to the sale of a substantial portion of Aetna’s legacy Group Insurance segment.

(c)	Reflects CVS Health’s estimated forgone interest income associated with the following items:

(in millions)
CVS Health’s estimated foregone interest income associated with adjusting the amortized cost of Aetna’s debt securities investment portfolio to fair value as of the completion of the Merger	$(101)
CVS Health’s estimated foregone interest income associated with the cash used to partially fund a portion of the Merger Consideration. The estimated foregone interest income for the combined entity is based on a weighted average annual interest rate of 2.34%	(65)
CVS Health’s estimated foregone interest income associated with the interest earned from March 9, 2018 through November 28, 2018 on the net proceeds of CVS Health’s $40 billion debt issuance to partially fund the Merger	(536)
Estimated adjustment to net investment income	$(702)

(d)	Operating expenses are adjusted, as follows:

(in millions)
Eliminate Aetna’s historical administrative fees paid to CVS Health (see Note 3(a))	$(108)
Eliminate CVS Health and Aetna transaction costs incurred	(360)
Eliminate Aetna’s historical intangible asset amortization expense	(173)
Eliminate Aetna’s historical deferred acquisition cost amortization expense	(113)
Eliminate Aetna’s historical capitalized software amortization expense	(205)
Estimated depreciation expense related to property and equipment fair value adjustment	22
Estimated transaction-related intangible asset amortization (**)	1,490
Estimated adjustment to operating expenses	$553

(**) As of the completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of this unaudited pro forma condensed combined statements of operations and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets. The estimated fair value of Aetna’s identifiable intangible assets excludes a held for sale customer relationship intangible asset related to Aetna’s standalone Medicare Part D prescription drug plans of $101 million that were divested on November 30, 2018 to WellCare Health Plans Inc. (“WellCare”). See Note 4. Disposition for further information.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value.

Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. The components of the fair value of Aetna’s identifiable intangible assets and their weighted average useful lives have been preliminarily estimated as follows:

	Estimated	Estimated
	Fair Value	Useful Life
	(in millions)	(Years)
Customer relationships	$12,455	14
Technology	1,060	3
Provider networks	4,200	20
Value of Business Acquired	590	20
Definite-lived trade names/trademarks	65	5
	18,370
Indefinite-lived trade name/trademark	4,100	N/A
Total	$22,470

(e)	CVS estimates interest expense to increase due to the following:

(in millions)
Additional interest expense associated with the issuance of $40.0 billion of long-term fixed-rate and/or floating rate debt that CVS Health issued to partially fund the Merger with various maturity tranches ranging from 2 to 30 years and an assumed weighted average annual interest rate of 4.20%	$304
Additional interest expense associated with the issuance of $5.0 billion of fixed-rate and/or floating rate term loans to partially fund the Merger Consideration with an assumed maturity of 3 to 5 years and an assumed weighted average annual interest rate of 3.57%	164
Eliminate CVS Health bridge financing costs	(173)
Amortization of debt issuance costs and debt discounts associated with the long-term debt and term loans issued to partially fund the Merger	9
Amortization of the fair value adjustment to Aetna’s debt assumed by CVS Health over the remaining life of Aetna’s outstanding debt	7
Estimated adjustment to interest expense	$311

(f)	To adjust other expense (income) to eliminate the amortization of prior service credit and deferred actuarial losses in determining net periodic benefit expense (income).

(g)	The pro forma income tax adjustments for the statement of operations are estimated at the applicable statutory income tax rates, generally 26% for the year ended December 31, 2018.

(h)
The pro forma combined basic and diluted earnings per share for the periods presented are based on the combined weighted average basic and diluted common shares of CVS Health and Aetna. The historical weighted average basic and diluted shares of Aetna were assumed to be replaced by the shares of common stock issued by CVS Health to effect the Merger.

For periods in which CVS Health reports net income, diluted earnings per share is determined by using the weighted average number of common and dilutive common share equivalents outstanding during the period, unless the effect is antidilutive. Due to the loss from continuing operations attributable to CVS Health in the year ended December 31, 2018, 3 million potentially dilutive common share equivalents were excluded from the historical CVS Health calculation of diluted earnings per share, as the impact of these shares was antidilutive. Since the pro forma combined company is in a net income position for the year ended December 31, 2018, the dilutive effect of all of CVS Health’s common share equivalents was included in the pro forma weighted average shares used to compute diluted earnings per share.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

(in millions)
CVS Health weighted average shares used to compute basic earnings per share	1,019
Aetna shares outstanding at November 28, 2018, converted at the exchange ratio (327.6 Aetna common shares outstanding multiplied by 0.8378)	274
Pro forma weighted average basic shares outstanding	1,293
Dilutive effect of CVS Health’s outstanding stock-based awards	3
Dilutive effect of Aetna’s outstanding stock-based awards, converted to CVS Health equity awards at the equity award exchange ratio (CVS Health awards issued to replace Aetna awards)	4
Pro forma weighted average shares used to compute diluted earnings per share	1,300
Note: Certain amounts may reflect rounding adjustments.

(i)	The following is a reconciliation of pro forma combined basic and diluted earnings per share for the year ended December 31, 2018:

(in millions except per share amounts)
Numerator for earnings per share calculation:
Pro forma income from continuing operations attributable to CVS Health	$1,152
Income allocated to participating securities	(4)
Total	$1,148

Denominator for earnings per share calculation:
Pro forma weighted average shares, basic	1,293
Pro forma weighted average shares, diluted	1,300

Pro forma earnings per share:
Basic	$0.89
Diluted	$0.88

4.Disposition

On November 30, 2018 Aetna completed the sale of all of its standalone Medicare Part D prescription drug plans (the “Divestiture”) to a subsidiary of WellCare effective on December 31, 2018. Aetna will provide administrative services to, and retain the financial results of, the divested plans through 2019. Since CVS Health will retain the financial results of the divested plans through 2019, the unaudited pro forma condensed combined statements of operations do not reflect either the elimination of the revenues associated with Aetna’s standalone Medicare Part D prescription drug plans or the elimination of the costs directly identifiable with that revenue as if the disposition occurred on the first day of the period presented. Revenue and income from continuing operations before income tax provision for the divested plans were approximately $1.6 billion and $165 million for the year ended December 31, 2018.

The unaudited pro forma condensed combined statement of operations does not present a combined dividend per share amount. On each of February 2, 2018, May 3, 2018, August 1, 2018 and November 1, 2018, CVS Health paid a dividend of $0.50 per share of CVS Health common stock. On each of January 26, 2018, April 27, 2018, August 1, 2018 and November 1, 2018, Aetna paid a dividend of $0.50 per Aetna common share. Future dividends will depend on CVS Health’s earnings, capital requirements, financial condition and other factors considered relevant by the CVS Health board of directors.